Exhibit 16.1

[KPMG LETTERHEAD]

July 1, 2010

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Energy Partners, Ltd. and, under the date of March 10, 2010, we reported on the consolidated financial statements of Energy Partners, Ltd. as of and for the years ended December 31, 2009 and 2008, and the effectiveness of internal control over financial reporting as of December 31, 2009. On June 28, 2010 we were dismissed. We have read Energy Partners, Ltd’s statements included under Item 4.01 of its Form 8-K dated July 1, 2010, and we agree with such statements, except we are not in a position to agree or disagree with the statement that the change was recommended or approved by the audit committee of the board of directors included in 4.01(a) or that PricewaterhouseCoopers, LLP was engaged as the new independent registered accounting firm as of June 28, 2010 included in Item 4.01(b) or that Energy Partners, Ltd has not consulted PricewaterhouseCoopers, LLP regarding any matters set forth in item 304(a)(2)(i) or (ii) of Regulation S-K in item 4.01(b).

Very truly yours,

/s/ KPMG LLP